Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement (333-130373), on Form S-3 of MASTR Adjustable Rate Mortgages Trust 2007-3, regarding Mortgage Asset Securitization Transactions, Inc., of our report dated March 29, 2007 relating to the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, which appears as an exhibit to the annual report on Form 10-K of Financial Security Assurance Holdings Ltd. for the year ended December 31, 2006.  We also consent to the reference to our Firm under the caption “Experts” in such Prospectus Supplement.

/s/Pricewaterhouse Coopers LLP

New York, New York

May 14, 2007